Exhibit 10.2

EXECUTION VERSION

STOCKHOLDER SUPPORT AGREEMENT

This STOCKHOLDER SUPPORT AGREEMENT is made and entered into as of June 17, 2026 (this “Agreement”), by and among Silicon Valley Acquisition Corp., an exempted company incorporated under the laws of the Cayman Islands (“SVAQ”), EigenQ Inc., a Delaware corporation (the “Company”), and certain stockholders of the Company, whose names appear on the signature pages of this Agreement (each a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, SVAQ, the Company and SVAQ Merger Sub Inc., a Delaware corporation (“Merger Sub”), propose to enter into, contemporaneously herewith, that certain Business Combination Agreement, dated as of the date hereof (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA); and

WHEREAS, as of the date hereof, each Stockholder owns of record the Company Shares as set forth opposite such Stockholder’s name on Exhibit A hereto (all such Company Shares, and any Company Shares of which ownership of record or the power to vote is hereafter acquired by the Stockholders prior to the termination of this Agreement being referred to herein as the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Agreement to Vote.

(a) Subject to the earlier termination of this Agreement in accordance with Section 9, each Stockholder, severally and not jointly, hereby agrees to vote at any meeting of the stockholders of the Company, and in any action by written consent of the stockholders of the Company (which written consent shall be delivered promptly after the Company requests such delivery, and in any event within five (5) Business Days following the date on which the Registration Statement has become effective), all of such Stockholder’s Shares held by such Stockholder at such time (i) in favor of the approval and adoption of the BCA and approval of the Merger and all other transactions contemplated by the BCA (“Transactions”) and (ii) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the BCA or that would reasonably be expected to result in the failure of the Merger from being consummated.

(b) Each Stockholder, severally and not jointly, hereby agrees that he or she shall not enter into any commitment, agreement, understanding, or similar arrangement to vote or give voting instructions or express consent or dissent in writing in any manner inconsistent with the foregoing.

(c) Each Stockholder, severally and not jointly, hereby agrees to take any and all actions, and to execute and deliver any and all documents and agreements, deemed reasonably necessary or reasonably requested by SVAQ or the Company in order to implement the Transactions on a timely basis and as contemplated by the BCA.

(d) Without limiting any other rights or remedies of SVAQ or the Company, each Stockholder, severally and not jointly, hereby irrevocably appoints each of SVAQ and the Company or any individual designated by each of them (acting jointly) as such Stockholder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstituting), for and in the name, place and stead of such Stockholder, to attend on behalf of such Stockholder the general meeting or any meeting of the stockholders of the Company with respect to the matters described in Sections 1(a)-(c), to include such Stockholder’s Shares in any computation for purposes of establishing a quorum at any such meeting of the stockholders of the Company, to vote (or cause to be voted) such Stockholder’s Shares or consent (or withhold consent) with respect to any of the matters described in Sections 1(a)-(c) in connection with any meeting of the stockholders of the Company or any action by written consent by the stockholders of the Company, in each case, in the event that (i) such Stockholder fails to perform or otherwise comply with the covenants, agreements or obligations set forth in Sections 1(a)-(c) and continues to fail to perform or otherwise comply with the covenants, agreements or obligations set forth in Sections 1(a)-(c) for seventy-two (72) hours following written notice from the Company and SVAQ of such failure to perform or comply, or (ii) such Stockholder challenges, directly or indirectly, the validity or enforceability of its covenants, agreements or obligations under Sections 1(a)-(c), or the voting proxy it executes. For the avoidance of doubt, this does not prevent such Stockholder from withdrawing or otherwise challenging the voting proxy if this Agreement has terminated in accordance with its terms.

(e) The proxy granted by the Stockholders pursuant to Section 1(d) is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration for SVAQ and the Company entering into the BCA and agreeing to consummate the Transactions. The proxy granted by each Stockholder pursuant to Section 1(d) is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by such Stockholder and, upon such Stockholder’s execution of this Agreement, shall revoke any and all prior proxies granted by such Stockholder with respect to the Shares. The vote or consent of the proxyholder with respect to the matters described in Sections 1(a)-(c) shall control in the event of any conflict between such vote or consent by the proxyholder of such Stockholder’s Shares and a vote or consent by such Stockholder of its Shares (or any other Person with the power to vote or provide consent with respect to such Shares) with respect to the matters described in Sections 1(a)-(c). The proxyholder may not exercise the proxy granted pursuant to Section 1(d) on any matter except for those matters described in Sections 1(a)-(c). For the avoidance of doubt, the proxy granted by each Stockholder pursuant to Section 1(d) shall terminate automatically with no further action required if the BCA (or any provision thereof) or any Ancillary Documents (or any provision thereof) is entered into, amended, supplemented, modified or waived in any manner adverse to such Stockholder without the prior written consent of such Stockholder, such consent not to be unreasonably withheld or delayed.

2. Transfer of Shares. Each Stockholder, severally and not jointly, agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), allow the imposition of a lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing (each, a “Transfer”), except for a sale, assignment or transfer pursuant to the BCA or to another stockholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares. Notwithstanding anything to the contrary herein, the substitution, removal, resignation, or appointment of any trustee of a trust holding Shares (including any successor or co-trustee), shall not, for the avoidance of doubt, be deemed a Transfer.

3. No Solicitation; Waiver of Appraisal Rights.

(a) Each of the Stockholders, severally and not jointly, agrees to be bound by and subject to Section 5.6 (Exclusive Dealing) of the BCA to the same extent as such provisions apply to the Company as if such Stockholder was a party thereto.

(b) Each Stockholder hereby agrees not to assert, exercise or perfect, directly or indirectly, and irrevocably and unconditionally waives, any appraisal rights (including under Section 262 of the DGCL) with respect to the Merger and any rights to dissent with respect to the Merger or to oppose any reorganization or amendment designed to facilitate drag along rights or otherwise facilitate the BCA.

4. Further Assurances. Each Stockholder shall take, or cause to be taken, all such further actions and do, or cause to be done, all things, including, but not limited to, execution of all such proper agreements, deeds, assignments, assurances and other instruments, reasonably necessary (including under applicable Laws) to effect the actions required to consummate the Transactions and the other transactions contemplated by this Agreement and the BCA, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

5. No Challenges. Each Stockholder agrees not to, and shall direct his or her representatives and agents not to, bring, commence, institute, maintain, voluntarily aid, join in, facilitate, assist or encourage, and agrees to take all actions necessary to, and to direct his or her representatives and agents to, opt out of any class in any class action with respect to, any claim, derivative or otherwise, against SVAQ or the Company or any of their respective successors or directors, (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the BCA or (ii) alleging a breach of any fiduciary duty of any person (or that such person may be alleged to have, including to the Company or any other Stockholder) in connection with the evaluation, negotiation or entry into the BCA or this Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit such Stockholder from enforcing such Stockholder’s rights under this Agreement.

6. Consent to Disclosure. Each Stockholder hereby consents to the publication and disclosure in the Registration Statement / Proxy Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by SVAQ or the Company to any Governmental Entity or to securityholders of SVAQ) of such Stockholder’s identity and the nature of such Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by SVAQ or the Company, a copy of this Agreement; provided, that unless and to the extent required by applicable Law (as mutually determined by the Company’s and SVAQ’s external counsel), the ownership of such Stockholder’s equity interests (or, if such Stockholder is a trust, the beneficiaries of such trust) shall not be disclosed in any manner absent the prior written consent of such Stockholder. Each Stockholder will promptly provide any information reasonably requested by SVAQ or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC), subject to confidentiality obligations that may be applicable to information furnished to the Company or the Company’s Subsidiaries by third parties that may be in the Company’s or the Company’s Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided, that, to the extent reasonably possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), to the extent permitted by applicable Law.

7. Public Announcements. No Stockholder will make any public announcement or issue any public communication regarding this Agreement, the BCA, the transactions contemplated hereby or thereby or any matter related to the foregoing, without the prior written consent of SVAQ and the Company, except: (a) if such announcement or other communication is required by applicable Laws or the rules of any stock exchange, in which case the disclosing Stockholder shall, to the extent permitted by applicable Laws, first allow SVAQ and the Company to review such announcement or communication and have the opportunity to comment thereon, and such disclosing Stockholder shall consider such comments in good faith; (b) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 7; and (c) announcements and communications to Governmental Entities in connection with registrations, declarations and filings required to be made as a result of the BCA.

8. Representations and Warranties. Each Stockholder, severally and not jointly, represents and warrants to SVAQ and the Company as follows:

(a) The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United States statute, Law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to such Stockholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA) or (iv) if such Stockholder is not a natural person, conflict with or result in a breach of or constitute a default under any provision of such Stockholder’s governing documents.

(b) As of the date of this Agreement, such Stockholder owns beneficially and exclusively of record and has good and valid title to the Shares set forth opposite such Stockholder’s name on Exhibit A free and clear of any security interest, Lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities laws, and (iii) the Company’s Certificate of Incorporation, and as of the date of this Agreement, such Stockholder has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver such Shares, and such Stockholder does not own, directly or indirectly, any other Shares.

(c) Such Stockholder has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by such Stockholder.

(d) As of the date of this Agreement, there is no Proceeding pending against such Stockholder or, to the knowledge of such Stockholder, threatened against such Stockholder that, in any manner, questions the beneficial or record ownership of the Shares or the validity of this Agreement, or challenges or seeks to prevent, enjoin or materially delay the performance by such Stockholder of its obligations under this Agreement.

(e) Such Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of SVAQ and the Company to make an informed decision regarding this Agreement and the Transactions and has independently made its own analysis and decision to enter into this Agreement. Such Stockholder acknowledges that SVAQ and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement and the BCA.

(f) Other than as provided in the BCA (or any schedules or exhibits thereto), such Stockholder has not made, nor has any third party made on behalf of such Stockholder, any arrangement for any broker’s, finder’s, financial advisor’s or other similar fee or commission for which SVAQ, the Company or any of their subsidiaries is or could be liable in connection with the BCA or this Agreement or any of the respective transactions contemplated hereby or thereby.

9. Termination. This Agreement and the obligations of the Stockholders under this Agreement shall automatically terminate upon the earliest of (a) the Closing, (b) the termination of the BCA in accordance with its terms, and (c) the mutual agreement of the parties hereto. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, that, nothing in this Section 9 shall relieve any party of liability for any breach of this Agreement occurring prior to termination. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

10. Miscellaneous.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or e-mail address for a party as shall be specified in a notice given in accordance with this Section 10(b)):

If to SVAQ, to:

Silicon Valley Acquisition Corp.

228 Hamilton Avenue, 3rd Floor

Palo Alto, CA 94301

Attention: Daniel Nash

E-mail: dnash@svacquisitioncorp.com

with a copy to:

Greenberg Traurig, LLP

One Vanderbilt Avenue

New York, New York 10017

Attention: Adam Namoury; Tricia Branker

E-mail: adam.namoury@gtlaw.com; brankert@gtlaw.com

if to the Company:

EigenQ Inc.

9175 Guilford Road, Suite 300

Columbia, MD 21046

Attention: Dr. José R. Rosas-Bustos; Dr. Jesse Van Griensven

Email: jose@eigenq.com; jesse@eigenq.com

with a copy to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Attn: David Landau, Esq.; Meredith Laitner, Esq.

Telephone No.: (212) 370-1300

Email: dlandau@egsllp.com; mlaitner@egsllp.com

If to a Stockholder, to the address or e-mail address set forth for such Stockholder on the signature page hereof.

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement, the BCA and Ancillary Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party hereto without the prior express written consent of the other parties hereto.

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and SVAQ’s permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Stockholder shall be liable for the breach by any other Stockholder of this Agreement.

(f) This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each of the parties hereto.

(g) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties hereto shall be entitled, to the fullest extent permitted by Law, to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(h) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State. Any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall, to the fullest extent permitted by applicable Law, be heard and determined exclusively in any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan. To the fullest extent permitted by applicable Law, the parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party and (ii) agree not to commence any such Proceeding except in the courts described above in New York, other than any Proceeding in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. To the fullest extent permitted by applicable Law, each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties hereto further waive any argument that such service is insufficient. To the fullest extent permitted by applicable Law, each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (A) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (B) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (C) that (x) the Proceeding in any such court is brought in an inconvenient forum, (y) the venue of such Proceeding is improper, or (z) this Agreement or the transactions contemplated hereby, or the subject matter hereof, may not be enforced in or by such courts.

(i) This Agreement may be executed and delivered (including by facsimile or portable document format (.PDF) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(j) At the request of SVAQ, in the case of any Stockholder, or at the request of the Stockholders, in the case of SVAQ, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(k) This Agreement shall not be effective or binding upon any Stockholder until after such time as the BCA is executed and delivered by SVAQ, Merger Sub, and the Company.

(l) Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 10(l).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SILICON VALLEY ACQUISITION CORP.

By:	/s/ Dan Nash
Name:	Dan Nash
Title:	Chief Executive Officer

EIGENQ INC.

By:	/s/ Dr. Jose R. Rosas-Bustos
Name:	Dr. Jose R. Rosas-Bustos
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

STOCKHOLDER:

TIKDEMA TRUST 2025

By:	/s/ Maria Alice Lagos Thé
Name:	Maria Alice Lagos Thé
Title:	Trustee

Address and e-mail address for purposes of Section 11(b):

Name:	Maria Alice Lagos (Trustee)
Address: [Omitted]
E-mail: [Omitted]

EXHIBIT A

LIST OF STOCKHOLDERS

Name of Stockholder	Number of Company Shares Owned
Tikdema Trust 2025	300,000,000